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                                                                     EXHIBIT 5.1


        [Letterhead of Skadden, Arps, Slate, Meagher & Flom (Illinois)]





                                 June 23, 2000



Madison River Capital, LLC
Madison River Finance Corp.
105 South Fifth Street
Mebane, North Carolina 27302

               Re: Madison River Capital, LLC and Madison River Finance Corp. Registration Statement on Form S-4
                    ----------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Madison River Capital, LLC, a Delaware limited liability company, and Madison River Finance Corp., a Delaware corporation (together, the "Issuers"), in connection with the offering of $200,000,000 aggregate principal amount of the Issuers' Series B 13 1/4% Senior Notes due 2010 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Issuers' outstanding Series A 13 1/4% Senior Notes due 2010 (the "Outstanding Notes") issued pursuant to the Indenture (as defined below).

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

     (a) the Registration Statement on Form S-4 with respect to the Exchange Notes as filed with the Securities and Exchange Commission (the "Commission") on May 11, 2000 and any amendments thereto (the "Registration Statement");

     (b) an executed copy of the Indenture, dated as of February 17, 2000 (the "Indenture"), between the Issuers and Norwest Bank Minnesota, National Association, as Trustee (the "Trustee");

     (c) executed copies of resolutions adopted by each of the Issuers' Board of Managers and Board of Directors, as applicable, dated as of January 18, 2000;
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Madison River Capital, LLC
Madison River Finance Corp.
June 23, 2000
Page 2

     (d)  the form of the Exchange Notes and a specimen certificate thereof;

     (e) the Certificate of Formation and Limited Liability Company Agreement of Madison River Capital, LLC, as currently in effect;

     (f) the Certificate of Incorporation and By-Laws of Madison River Finance Corp., as currently in effect;

     (g) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

     (h) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto (except the Issuers) had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect of such documents. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuers and others.

          Our opinions set forth herein are limited to the Delaware General Corporation Law and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Indenture and the Exchange Notes and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion as to the law of any jurisdiction, other than the foregoing jurisdictions relating to Opined on Law, or as to the effect of any such non opined law in the opinions herein stated. We have relied as to matters of New York law on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
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Madison River Capital, LLC
Madison River Finance Corp.
June 23, 2000
Page 3

          Based upon and subject to the foregoing and to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that:

          When the Exchange Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Outstanding Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will be valid and binding obligations of the Issuers entitled to the benefits of the Indenture and enforceable against the Issuers in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, usury or other similar laws now or hereafter in effect relating to creditors' rights generally and
     (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          In rendering the opinion set forth above, we have assumed that the execution and delivery by the Issuers of the Exchange Notes and the Indenture and the performance by the Issuers of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuers or their properties are subject, except for those agreements and instruments which were identified to us by the Issuers as being material to it and which are listed as exhibits to the Registration Statement.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                             Very truly yours,

                             /s/ Skadden, Arps, Slate, Meagher & Flom (Illinois)